Centennial Communications Announces Fiscal First-Quarter Results

Fiscal First-Quarter Net Income of $0.07 per Diluted Share, Compared to Net Income of $0.06 per Diluted Share in the Prior-Year Quarter

Fiscal First-Quarter Consolidated Adjusted Operating Income of $101.3 Million, Up 7 Percent Year-Over-Year From $94.6 Million

Fiscal First-Quarter Consolidated Revenue of $265.2 Million, Up 7 Percent Year-Over-Year From $248.0 Million

WALL, NJ -- 10/07/2008 -- Centennial Communications Corp. (NASDAQ: CYCL) ("Centennial") today reported net income of $7.5 million, or $0.07 per diluted share, for the fiscal first quarter of 2009 as compared to net income of $5.8 million, or $0.06 per diluted share, in the fiscal first quarter of 2008. Consolidated adjusted operating income (AOI)(1) was $101.3 million for the fiscal first quarter, as compared to $94.6 million for the adjusted prior-year quarter. For comparison, the Company's fiscal 2008 financial results have been adjusted to reflect the discontinuation of its loaned phones program in Puerto Rico as of June 1, 2008(2).

"In the U.S., we again benefited from strong retail ARPU growth by selling at every customer touch-point and harnessing a growing data revenue opportunity," said Michael J. Small, Centennial's chief executive officer. "Our local market strategy continues to work because we remain committed to a proven sales and customer care philosophy that emphasizes direct, high-quality interactions with our subscribers."

Small continued, "In Puerto Rico, our new menu of unlimited rate plans remains a key differentiator with premium users of wireless service. We're seizing the initiative with an unparalleled collection of assets to attack the enterprise, residential and wireless markets in a comprehensive way."

Centennial reported fiscal first-quarter consolidated revenue of $265.2 million, which included $147.8 million from U.S. wireless and $117.4 million from Puerto Rico operations. Consolidated revenue grew 7 percent versus the fiscal first quarter of 2008. The Company ended the quarter with 1,090,400 total wireless subscribers, which compares to 1,058,500 for the year-ago quarter and 1,092,600 for the previous quarter ended May 31, 2008. The Company reported 596,700 total access lines and equivalents at the end of the fiscal first quarter, which compares to 536,100 for the year-ago quarter.

CENTENNIAL SEGMENT HIGHLIGHTS

U.S. Wireless Operations

--  Revenue was $147.8 million, a 7 percent increase from last year's first quarter.  Retail revenue (total revenue excluding roaming revenue)
    increased 10 percent from the year-ago period primarily driven by strong data, access and feature revenue.  Roaming revenue decreased 12 percent from the year-ago quarter primarily due to an 18 percent decline in the rate per minute for roaming traffic.

--  Average revenue per user (ARPU) was $74 during the fiscal first quarter, a 4 percent year-over-year increase.  ARPU included approximately
    $6.62 of data revenue per user, which grew 55 percent from the year-ago period.

--  AOI was $58.6 million, a 10 percent year-over-year increase, representing an AOI margin of 40 percent.  AOI benefited from strong growth in retail revenue, partially offset by a decline in roaming revenue.

--  U.S. wireless ended the quarter with 659,800 total subscribers, which compares to 646,300 for the prior-year quarter and to 665,300 for the previous quarter ended May 31, 2008.  Postpaid subscribers decreased 4,100 from the fiscal fourth quarter of 2008 due to higher postpaid churn of 2.6 percent.  The Company expects postpaid churn to be lower during the remainder of the 2009 fiscal year.  Total gross additions remained solid and grew 4 percent from the year-ago period.

--  Capital expenditures were $8.7 million for the fiscal first quarter.

Puerto Rico Wireless Operations

--  Revenue was $84.8 million, an increase of 4 percent from the prior-
    year first quarter, primarily driven by a 4 percent increase in total subscribers.

--  ARPU was $66, which was unchanged when compared to the year-ago period.  ARPU included approximately $8.42 of data revenue per user, which increased 37 percent from the year-ago period.

--  AOI totaled $23.0 million, an adjusted 1 percent year-over-year decrease, representing an AOI margin of 27 percent.  AOI was unfavorably impacted by an adjusted 10 percent increase in handset costs primarily related to customer retention.

--  Puerto Rico wireless ended the quarter with 430,600 total subscribers, which compares to 412,200 for the prior-year quarter and to 427,300 for the previous quarter ended May 31, 2008.  Postpaid subscribers increased 2,900 from the fiscal fourth quarter of 2008, aided by stable postpaid churn of
    2.5 percent.

--  Capital expenditures were $6.7 million for the fiscal first quarter.

Puerto Rico Broadband Operations

--  Revenue was $35.7 million, an 11 percent year-over-year increase.
    Revenue increased primarily due to strong access line and data growth from cable television operators in Puerto Rico.

--  AOI was $19.8 million, a 9 percent increase from the year-ago period, representing an AOI margin of 55 percent.  AOI increased due to robust access line growth.

--  Switched access lines totaled approximately 98,300 at the end of the fiscal first quarter, an increase of 17,500 lines, or 22 percent from the prior-year quarter.  Dedicated access line equivalents were 498,400 at the end of the fiscal first quarter, a 9 percent year-over-year increase.

--  Capital expenditures were $5.2 million for the fiscal first quarter.

DEFINITIONS AND RECONCILIATION

(1)  Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, gain (loss) on disposition of assets, stock-based compensation expense and depreciation and amortization.  Please refer to the schedule below for a reconciliation of adjusted operating income to consolidated net income and the
     Investor Relations website at www.ir.centennialwireless.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Reconciliation of adjusted operating income to consolidated net income:

                                                       Three Months Ended
                                                           August 31,
                                                      --------------------
                                                        2008       2007
                                                      ---------  ---------
Adjusted operating income                             $ 101,293  $ 100,037
Depreciation and amortization                           (35,544)   (33,356)
Stock-based compensation expense                         (2,870)    (3,055)
Gain (loss) on disposition of assets                         47       (349)
                                                      ---------  ---------
Operating income                                         62,926     63,277
Interest expense, net                                   (44,880)   (48,584)
Income tax expense                                      (10,056)    (8,261)
Minority interest in income of subsidiaries                (167)      (152)
                                                      ---------  ---------
Income from continuing operations                         7,823      6,280
Loss from discontinued operations                          (337)      (514)
                                                      ---------  ---------
Net income                                            $   7,486  $   5,766
                                                      ---------  ---------

(2)  Please refer to the Company's Form 10-K for the year ending May 31,
     2008 and the fiscal fourth-quarter 2008 earnings press release for information regarding the discontinuation of the loaned phones program.

CONFERENCE CALL INFORMATION

As previously announced, the Company will host a conference call to discuss results at 8:30 a.m. ET on Tuesday, October 7, 2008. Callers should dial (800) 406-5356 to access the call. The conference call will also be simultaneously webcast on Centennial's Investor Relations website at www.ir.centennialwireless.com. A replay of the conference call will also be available beginning Tuesday, October 7 through Tuesday, October 21 on Centennial's Investor Relations website. Callers can also dial (888) 203-1112, Access Code 2376848 to access an audio replay of the conference call.

ABOUT CENTENNIAL

Centennial Communications (NASDAQ: CYCL), based in Wall, NJ, is a leading provider of regional wireless and integrated communications services in the United States and Puerto Rico with approximately 1.1 million wireless subscribers and 596,700 access lines and equivalents. The U.S. business owns and operates wireless networks in the Midwest and Southeast covering parts of six states. Centennial's Puerto Rico business owns and operates wireless networks in Puerto Rico and the U.S. Virgin Islands and provides facilities-based integrated voice, data and Internet solutions. Welsh, Carson, Anderson & Stowe is a significant shareholder of Centennial. For more information regarding Centennial, please visit our websites http://www.centennialwireless.com/ and http://www.centennialpr.com/.

SAFE HARBOR PROVISION

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: the effects of vigorous competition in our markets, which may make it difficult for us to attract and retain customers and to grow our customer base and revenue and which may increase churn, which could reduce our revenue and increase our costs; the fact that many of our competitors are larger than we are, have greater financial resources than we do, are less leveraged than we are, have more extensive coverage areas than we do, and may offer less expensive and more technologically advanced products and services than we do; our ability to gain access to the latest technology handsets in a timeframe and at a cost similar to our competitors; our ability to acquire, and the cost of acquiring, additional spectrum in our markets to support growth and deployment of advanced technologies, including 3G and 4G services; our ability to successfully deploy and deliver wireless data services to our customers, including next generation 3G and 4G technology; the effect of changes in the level of support provided to us by the Universal Service Fund; our ability to grow our subscriber base at a reasonable cost to acquire; our dependence on roaming agreements for a significant portion of our wireless revenue and the expected decline in roaming revenue over the long term; our ability to successfully integrate any acquired markets or businesses; the effects of higher than anticipated handset subsidy costs; our dependence on roaming agreements for our ability to offer our wireless customers competitively priced regional and nationwide rate plans that include areas for which we do not own wireless licenses; the effects of adding new subscribers with lower credit ratings; our substantial debt obligations, including restrictive covenants, which place limitations on how we conduct business; market prices for the products and services we offer may decline in the future; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes which may render certain technologies used by us obsolete; the effects of a decline in the market for our CDMA based technology; the effects of consolidation in the telecommunications industry; general economic, business, political and social conditions in the areas in which we operate, including the effects of downturns in the economy, world events, terrorism, hurricanes, tornadoes, wind storms and other natural disasters; our ability to generate cash and the availability and cost of additional capital to fund our operations and our significant planned capital expenditures; our need to refinance or amend existing indebtedness prior to its stated maturity; the effects of governmental regulation of the telecommunications industry; our ability to attract and retain qualified personnel; the effects of network disruptions and system failures; our ability to manage, implement and monitor billing and operational support systems; the results of litigation filed or which may be filed against us or our vendors, including litigation relating to wireless billing, using wireless telephones while operating an automobile and litigation relating to infringement of patents; the effects of scientific reports that may demonstrate possible health effects of radio frequency transmission from use of wireless telephones; and the influence on us by our significant stockholder and anti-takeover provisions and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                      CENTENNIAL COMMUNICATIONS CORP.
                  FINANCIAL DATA AND OPERATING STATISTICS
                              August 31, 2008
                   ($000's, except per subscriber data)

                                                     Three Months Ended
                                                  ------------------------
                                                    Aug-08       Aug-07
                                                  -----------  -----------

CONSOLIDATED
Total Wireless Subscribers                          1,090,400    1,058,500
Net Gain - Total Subscribers                           (2,200)       8,900
Revenue per Average Wireless Customer (1)         $        71  $        69
Retail Penetration (4)                                    8.4%         8.4%
Prepaid & Postpaid Churn - Wireless (5)                   2.7%         2.3%
Monthly MOU's per Wireless Customer                     1,352        1,306

U.S. WIRELESS

Postpaid Wireless Subscribers                         642,300      621,100
Prepaid Wireless Subscribers                           17,500       25,200
                                                  -----------  -----------
Total Wireless Subscribers                            659,800      646,300
Total Wireless Gross Adds                              49,000       47,100
Net Gain - Wireless Subscribers                        (5,500)       3,200
GSM as a % of Wireless Subscribers                       99.9%        93.8%
Revenue per Average Wireless Customer (1)         $        74  $        71
Retail Revenue per Average Wireless Customer (2)  $        66  $        62
Data Revenue per Average Wireless Customer (3)    $      6.62  $      4.28
Retail Revenue                                    $   132,018  $   119,652
Roaming Revenue                                   $    15,789  $    17,952
Penetration - Wireless (4)                                7.4%         7.5%
Postpaid Churn - Wireless (5)                             2.6%         2.0%
Prepaid & Postpaid Churn - Wireless (5)                   2.7%         2.3%
Monthly MOU's per Wireless Customer                     1,106        1,041
Cost to Acquire (6)                               $       311  $       325
Capital Expenditures                              $     8,706  $     7,051

PUERTO RICO

Postpaid Wireless Subscribers                         426,500      409,400
Prepaid Wireless Subscribers                            4,100        2,800
                                                  -----------  -----------
Total Wireless Subscribers                            430,600      412,200
Total Wireless Gross Adds                              36,400       35,000
Net Gain  - Wireless Subscribers                        3,300        5,700
Revenue per Average Wireless Customer (1)         $        66  $        66
Data Revenue per Average Wireless Customer (3)    $      8.42  $      6.15
Penetration - Wireless (4)                               10.8%        10.3%
Postpaid Churn - Wireless (5)                             2.5%         2.3%
Prepaid & Postpaid Churn - Wireless (5)                   2.6%         2.4%
Monthly MOU's per Wireless Customer                     1,733        1,725
Fiber Route Miles                                       1,360        1,314
Switched Access Lines                                  98,300       80,800
Dedicated Access Line Equivalents (7)                 498,400      455,300
On-Net Buildings                                        2,299        2,027
Capital Expenditures - Wireless                   $     6,730  $     7,473
Capital Expenditures - Broadband                  $     5,228  $     5,472
                                                  -----------  -----------
Capital Expenditures - Total Puerto Rico          $    11,958  $    12,945
                                                  ===========  ===========

REVENUES

U.S. Wireless                                     $   147,807  $   137,604
                                                  -----------  -----------
Puerto Rico - Wireless                            $    84,832  $    81,338
Puerto Rico - Broadband                           $    35,667  $    32,004
Puerto Rico - Intercompany                        $    (3,093) $    (2,976)
                                                  -----------  -----------
Total Puerto Rico                                 $   117,406  $   110,366
                                                  -----------  -----------
Consolidated                                      $   265,213  $   247,970
                                                  ===========  ===========

ADJUSTED OPERATING INCOME (8)

U.S. Wireless                                     $    58,588  $    53,139
                                                  -----------  -----------
Puerto Rico - Wireless                            $    22,952  $    28,693
Puerto Rico - Broadband                           $    19,753  $    18,205
                                                  -----------  -----------
Total Puerto Rico                                 $    42,705  $    46,898
                                                  -----------  -----------
Consolidated                                      $   101,293  $   100,037
                                                  ===========  ===========

NET DEBT

Total Debt Less Cash and Cash Equivalents         $ 1,888,900  $ 1,936,100

(1)  Revenue per Average Wireless Customer is determined for each period by dividing total monthly revenue per wireless subscriber including roaming revenue by the average customers for such period.
(2)  Retail Revenue per Average Wireless Customer is determined for each period by dividing retail revenue (total revenue excluding roaming revenue) by the average customers for such period.
(3)  Data Revenue per Average Wireless Customer is determined for each period by dividing data revenue by the average customers for such period.
(4)  The penetration rate equals the percentage of total population in our service areas who are subscribers to our wireless service as of period-end. August 2008 for U.S. Wireless includes an additional
     400,000 population equivalents for spectrum purchased in Ohio.
(5)  Churn is calculated by dividing the aggregate number of subscribers who cancel service during each month in a period by the total number of subscribers as of the beginning of the month.  Churn is stated as the average monthly churn rate for the period.
(6)  Cost to Acquire a new customer is calculated by dividing the sum of the cost of phones and marketing expenses less the related equipment sales by the gross activations for the period.  Cost to acquire excludes costs relating to phones used for customer retention.
(7)  August 2007 includes 96,800 dedicated access line equivalents related to repeatedly renewed short term contracts that had previously been excluded due to their term.
(8)  Adjusted operating income is defined as net income before loss from discontinued operations, minority interest in income of subsidiaries, income tax expense, interest expense, net, gain (loss) on disposition of assets, stock based compensation expense and depreciation and amortization.

             CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share data)

                                                     Three Months Ended
                                                  ------------------------
                                                  August 31,   August 31,
                                                      2008         2007
                                                  -----------  -----------

REVENUE:
     Service revenue                              $   249,003  $   234,359
     Equipment sales                                   16,210       13,611
                                                  -----------  -----------
                                                      265,213      247,970
                                                  -----------  -----------

COSTS AND EXPENSES:
     Cost of services (exclusive of depreciation
      and amortization shown below)                    50,676       46,574
     Cost of equipment sold                            42,149       31,522
     Sales and marketing                               25,869       25,586
     General and administrative                        48,096       47,306
     Depreciation and amortization                     35,544       33,356
    (Gain) loss on disposition of assets                  (47)         349
                                                  -----------  -----------
                                                      202,287      184,693
                                                  -----------  -----------

OPERATING INCOME                                       62,926       63,277
                                                  -----------  -----------

INTEREST EXPENSE, NET                                 (44,880)     (48,584)

INCOME FROM CONTINUING OPERATIONS BEFORE
 INCOME TAX EXPENSE AND MINORITY INTEREST
 IN INCOME OF SUBSIDIARIES                             18,046       14,693

INCOME TAX EXPENSE                                    (10,056)      (8,261)
                                                  -----------  -----------

INCOME FROM CONTINUING OPERATIONS
 BEFORE MINORITY INTEREST IN INCOME
 OF SUBSIDIARIES                                        7,990        6,432

MINORITY INTEREST IN INCOME OF SUBSIDIARIES              (167)        (152)
                                                  -----------  -----------

INCOME FROM CONTINUING OPERATIONS                       7,823        6,280

NET LOSS FROM DISCONTINUED OPERATIONS                    (337)        (514)
                                                  -----------  -----------

NET INCOME                                        $     7,486  $     5,766
                                                  ===========  ===========

EARNINGS PER SHARE:
   BASIC
     EARNINGS PER SHARE FROM CONTINUING
      OPERATIONS                                  $      0.07  $      0.06
     LOSS PER SHARE FROM DISCONTINUED OPERATIONS  $     (0.00) $     (0.00)
                                                  -----------  -----------
     NET INCOME PER SHARE                         $      0.07  $      0.06
                                                  ===========  ===========

   DILUTED
     EARNINGS PER SHARE FROM CONTINUING
      OPERATIONS                                  $      0.07  $      0.06
     LOSS PER SHARE FROM DISCONTINUED OPERATIONS  $     (0.00) $     (0.00)
                                                  -----------  -----------
     NET INCOME PER SHARE                         $      0.07  $      0.06
                                                  ===========  ===========

WEIGHTED-AVERAGE SHARES OUTSTANDING DURING THE
 PERIOD:
     BASIC                                            108,038      107,062
                                                  ===========  ===========
     DILUTED                                          110,200      110,011
                                                  ===========  ===========

For investor and media inquiries please contact:
Steve E. Kunszabo
Executive Director, Investor Relations
732-556-2220